EXHIBIT 10.11    AMENDMENT TO THE EMPLOYMENT AGREEMENT BETWEEN
                         BEN F. ALLEN AND THE REGISTRANT



June 28, 2001

Ben Allen
CEO and President
ONTRACK Data International, Inc.
9023 Columbine Road
Eden Prairie, MN 55347

Re: Amendment to Employment Letter of February 1, 2001

Dear Ben:

This letter agreement will confirm our mutual agreement and understanding of your employment with Ontrack as of the above date, in conformity with Compensation Committee recommendations approved by the Board at the June 27, 2001 Telephonic Board Meeting.

1. Effective today, you will hold the executive officer positions of Chief Executive Officer and President, reporting to the Board.
2. You will continue to be eligible for any relevant executive incentive compensation plan benefits approved by the Compensation Committee and/or the Board.
3. Your existing base salary will remain the same at approximately $175,000 per year.
4. Any one or more of the following which occurs without your consent and within 18 months of a Change in Control of Ontrack (as defined in the exhibit attached), will entitle you to severance pay equaling twelve (12) times your then-current monthly compensation, including normal Company health and other benefits:
                  (A) A termination of your employment by Ontrack, its subsidiaries or successors to Ontrack's business by merger or otherwise;
                  (B) the assignment to you of any duties inconsistent with your status or position with Ontrack, or a substantial diminution in the nature or status of your responsibilities, in each case from those immediately prior to the Change of Control; or
                  (C) a reduction in your annual compensation including, but not limited to, base pay and short and long term incentive pay in effect prior to the Change of Control.
         Notwithstanding, any other provisions of this Letter Agreement, if you
(a) breach your fiduciary duties as an officer or employee, (b) willfully engage in fraud or dishonesty which is demonstrably and materially injurious to the Company or any of its subsidiaries, monetarily or otherwise, or (c) breach any covenant not to compete, confidentiality obligation or other written contract with the Company or any subsidiary of the Company, your rights to any benefits otherwise payable due to a Change in Control under this subsection shall immediately terminate and be null and void. This Section 4 shall survive the termination of your employment with the Company occurring within 18 months of a Change of Control of Ontrack in accordance with its terms. This Section 4 shall be binding on any successor to 51% or more of the business or assets of Ontrack and its subsidiaries, whether by purchase, merger or otherwise.
5. You are hereby granted 25,000 additional Ontrack non-statutory stock options at the market price of $5.65, the closing market price as of June 27, 2001.

All other terms and conditions of the employment letter of February 1, 2001, remain in full force and effect except to the extent specifically modified by this letter agreement.

Sincerely,


Mike Rogers
Chairman of the Board


Agreed:    __________________________
           Ben Allen
           June 28, 2001

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       CHANGE IN CONTROL EXHIBIT TO LETTER AGREEMENT DATED JUNE 28, 2001

A "Change in Control" shall be deemed to have occurred if (i) there shall be consummated (aa) any reorganization, consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, in either case other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (bb) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the Company's outstanding Common Stock, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.